EXHIBIT 99.1

June 16, 2021

Susan Salka
AMN Healthcare Services, Inc.
8840 Cypress Waters Blvd.
Coppell, TX 75019

Dear Susan:

It is with mixed emotions that I am submitting my letter of resignation as the Chief Financial Officer, Chief Accounting Officer and Treasurer of AMN Healthcare, effective August 9, 2021.

I joined AMN over 17 years ago and my time with the organization has not only defined my professional career but has made a lasting impact on me personally. I have proudly worked alongside the most passionate and talented team throughout my time at AMN, and many of my co-workers will remain friends for life. You and the entire Board have been instrumental in supporting my growth and development, and for that I will be forever grateful.

I leave with pride knowing that AMN is positioned today with the best talent and solutions in the industry to help our clients address significant workforce imperatives that ultimately ensure that every American has equal access to quality healthcare. I have been so fortunate to be a part of the amazing transformation of this company.

You can be assured that the Accounting, Finance, Tax and other teams that I have had the honor to lead are incredibly capable and ready to ensure that AMN has no disruption during this transition. These teams are experienced, professional, passionate and domain experts.

The decision to leave AMN was one of the most difficult of my life and was made due to a unique chance to join another organization in the early stages of a large growth opportunity. And the team I am joining is much like AMN in having a positive culture based on collaborating to achieve a mission that makes the world a better place.

Please let me know if there is anything I can do both before or after my last day at AMN to ensure there is a seamless transition.

Sincerely,

/s/ Brian Scott

Brian Scott